Exhibit 99.1

COMMONWEALTH OF MASSACHUSETTS

DEPARTMENT OF PUBLIC UTILITIES

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UIL Holdings Corporation	)	D.P.U. 15-26
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SETTLEMENT AGREEMENT

WHEREAS, this Settlement Agreement is entered into by and between UIL Holdings Corporation (“UIL”), Iberdrola USA, Inc. (“IUSA”), Iberdrola, S.A. (“Iberdrola”), Green Merger Sub, Inc. (“Merger Sub” and collectively with Iberdrola and IUSA, the “IUSA Affiliates”; UIL and the IUSA Affiliates are referred to collectively as the “Joint Petitioners”), the Attorney General of the Commonwealth of Massachusetts (“Attorney General”), and the Massachusetts Department of Energy Resources (“DOER” and collectively with the Attorney General and the Joint Petitioners, the “Settling Parties”), in connection with the petition filed by the Joint Petitioners on March 25, 2015 (“Petition”) in the above-referenced proceeding for approval of a transaction that, because UIL is a “holding company” as defined in G.L. c. 164, § 96(a), would result in a change in control of UIL (“Proposed Transaction”) and, further, because: (i) UIL is an indirect, upstream owner of The Berkshire Gas Company (“Berkshire”); and (ii) Berkshire will become a subsidiary of Merger Sub, IUSA and Iberdrola, the Proposed Transaction results in a change of control of Berkshire pursuant to G.L. c. 164, § 96(c);

WHEREAS, the Joint Petitioners filed the Petition seeking approval of the Proposed Transaction with the Department of Public Utilities (“Department”) pursuant to G.L. c. 164, § 96, and the Settling Parties subsequently have engaged in discovery and negotiations concerning the Joint Petition, the Proposed Transaction, and the matters addressed in this Settlement Agreement;

WHEREAS, the Attorney General and DOER have raised various issues related to the Joint Petition and the Proposed Transaction, but wish to resolve fully those issues on mutually agreeable terms, and without establishing any precedent or principles applicable to any other proceedings;

WHEREAS, the Settling Parties intend that both customers and shareholders receive the full value of the settled issues, and not substitute regulatory treatment of lesser value either now or in the future, and agree that no terms of this Settlement Agreement or supporting workpapers, calculations, or proposed tariffs will be used or interpreted to diminish, in any way, the intended customer or shareholder benefit expressly stated in this Settlement Agreement.

NOW THEREFORE, in consideration of the exchange of promises and covenants herein contained, the legal sufficiency of which is hereby acknowledged, the Settling Parties agree, subject to approval by the Department, as follows:

ARTICLE I: INTRODUCTION

1.	On March 25, 2015, the Joint Petitioners filed with the Department the Petition seeking approval of the Proposed Transaction and the joint testimony of: (i) Karen L. Zink, President, Chief Operating Officer of Berkshire; (ii) James P. Torgerson, President and Chief Executive Officer of UIL; (iii) Robert D. Kump, Chief Corporate Officer of IUSA and President and Chief Executive Officer of Networks; and (iv) Pedro Azagra Blazquez, Chief Development Officer of Iberdrola and a member of the board of directors of IUSA (“Joint Initial Testimony”), and on August 6, 2015, the Joint Petitioners filed with the Department its joint supplemental testimony of the original witnesses and also Richard J. Nicholas, Executive Vice President and Chief Financial Officer of UIL Holdings Corporation and Berkshire Gas Company (“Joint Supplemental Testimony”);

2.	The Settling Parties agree that the Joint Initial Testimony, the Joint Supplemental Testimony and Joint Petitioners’ responses to Information Requests of the Department and the Attorney General that have been submitted to date constitute the evidentiary record in this proceeding;

3.	This Settlement Agreement is intended to resolve the issues as specified in Article II and Article III.

ARTICLE II

4.	Merger Approval – The Settling Parties agree that the Proposed Transaction, as supplemented, modified or superseded by this Settlement Agreement, is consistent with G.L. c. 164, § 96, and should be approved by the Department without additional conditions and that further action, pursuant to G. L. c. 164, § 21, is not required to consummate the Proposed Transaction.

5.

Public Interest Benefits – The Joint Petitioners will provide to customers of Berkshire public interest benefits in the aggregate of $5.0 million, with $4.0 million to be allocated as customer rate credits. The remaining $1.0 million shall be allocated for jobs, economic development, or alternative heating programs for municipal owned buildings, low-income and moderate income residential consumers, or residences or businesses impacted by the moratorium in the Berkshire Gas service territory, as determined by DOER. The $4.0 million in customer rate credits will be applied in equal monthly amounts, per customer, to firm service customer bills during the six billing months

(November through April) of two consecutive winter heating seasons, commencing with the winter of 2016-2017. No portion of the $1 million set aside for alternative heating programs will be included, directly or indirectly, in establishing Berkshire’s regulated cost of service or otherwise be recovered by Berkshire through rates.

6.	Base Rate Freeze - Joint Petitioners commit to a distribution rate freeze for Berkshire, such that current distribution rates for Berkshire remain in effect, with no new distribution base rates in effect prior to June 1, 2018.

7.	Charitable Contributions – UIL and Berkshire will maintain their current charitable giving and corporate philanthropy programs in Massachusetts for at least four years following the closing of the Proposed Transaction (based upon historical annual contribution levels of between $50,000 to $75,000 for Berkshire). In addition, the Joint Petitioners commit to additional charitable contributions for the benefit of charities providing services within Berkshire’s service territory in an amount equal to $80,000 in the first year following closing.

8.	Employment – Berkshire’s existing collective bargaining agreements will be honored and, for at least three years following closing of the Proposed Transaction, there will be no involuntary terminations of UIL or Berkshire employees, except for cause or performance, in Massachusetts.

9.

Transaction Costs – No transaction costs associated with the Proposed Transaction will be recorded on Berkshire’s books, reflected in Berkshire’s rates or otherwise passed through to Berkshire’s customers. The “transaction costs” required to be excluded from rates include, but are not limited to, any and all of the following incurred with respect to the Proposed Transaction: a) consultant, investment banker, and legal fees; b) change in control or retention payments; c) costs associated with the shareholder meetings and proxy statement/registration statements related to the Proposed Transaction; d) costs for UIL Restricted Stock Units and other stock-based compensation that is triggered by the Proposed Transaction including, but not limited to, Change in Control Plan payments; e) UIL and Berkshire executive severance costs associated with the Proposed Transaction and; f) costs associated with shareholder litigation related to the Proposed Transaction.

10.	Goodwill – No goodwill resulting from the Proposed Transaction will be recorded on Berkshire’s books, reflected in Berkshire’s rates or otherwise passed through to Berkshire’s customers.

11.	Acquisition Premium – No acquisition premium resulting from the Proposed Transaction will be recorded on Berkshire’s books, reflected in Berkshire’s rates or otherwise passed through to Berkshire’s customers.

12.	Push-Down Accounting – Berkshire will not record goodwill resulting from the Proposed Transaction on its books unless required to do so by the U.S. Securities and Exchange Commission (“SEC”). If the SEC requires that goodwill be recorded on Berkshire’s books, then Joint Petitioners will ensure that such goodwill does not impact rates charged to Berkshire’s customers or the capital structure of Berkshire for rate purposes.

13.	Tax Elections – Joint Petitioners submit the Proposed Transaction does not meet the requirements for an Internal Revenue Code Section 338(h)(10) election. Accordingly, Joint Petitioners represent and agree that there will be no such Section 338(h)(10) election or other tax elections associated with the Proposed Transaction that would have the effect of reducing Berkshire’s Accumulated Deferred Income Tax account balance.

14.	Compliance-related Cost Recovery – None of the costs incurred by Joint Petitioners in establishing and/or maintaining: the various ring-fencing provisions specified in this Settlement Agreement; the Special Purpose Entity and the creation of its Golden Share; or any other compliance obligation established by this Settlement Agreement shall be recorded on Berkshire’s books or otherwise recovered now or in the future through Berkshire’s rates.

15.	Depreciation - To the extent that Berkshire, on a stand-alone basis, qualifies under applicable IRS regulations for accelerated or bonus depreciation on investment subject to either the Company’s Gas System Enhancement Program or base distribution rates, Berkshire will design its rates taking all accelerated or bonus depreciation available to Berkshire on a stand-alone basis. Berkshire agrees to include within its GSEP reconciliation and base rate filings the calculation of its income tax expense, including any accelerated or bonus depreciation charges and net operating losses applied in such calculation.

16.	Local Management –

a.	There will be no changes to the day-to-day management and operation of Berkshire as a result of the Proposed Transaction.

b.	Berkshire’s local management will retain its current authority and decision-making with respect to utility operations, as set forth in current corporate Delegations of Authority. [1]

c.	There will be no reductions to any of the Delegations of Authority currently in effect for UIL and Berkshire.

d.	Following closing of the Proposed Transaction, UIL’s current collaborative role and senior management function with respect to Berkshire will be performed either by UIL or Iberdrola USA Networks, Inc. (“Networks”).

e.	Berkshire’s headquarters will remain in Massachusetts.

f.	The Joint Petitioners commit to include Massachusetts in the group of locations where meetings of IUSA’s and Networks’ boards of directors and management are held.

17.	Special Purpose Entity – Following the consummation of the Proposed Transaction, the Joint Petitioners will create a tax neutral special purpose entity (“SPE”) that is a direct, wholly-owned subsidiary of Networks. The SPE will have four directors appointed by IUSA. One of the four SPE directors will be an independent director, who will be an employee of an administration company in the business of protecting SPEs, and must meet the other independence criteria set forth in the SPE governing documents. One of the directors will be appointed from among the officers or employees of UIL or a UIL

[1]	“Delegations of Authority” refer to Joint Petitioners’ corporate governance document approved by the UIL Board of Directors that sets forth the authority delegated to management of UIL and its utilities. See ¶¶ 40, 43 infra.

subsidiary. The other two SPE directors may be officers or employees of IUSA or its affiliates, including UIL and its subsidiaries. The SPE will directly own 100% of the ownership interests in UIL and function as the intermediate holding company separating UIL and its subsidiaries, including Berkshire, from the IUSA Affiliates. The SPE will operate so as to provide protection to UIL and Berkshire from bankruptcy proceedings of the IUSA Affiliates. The SPE will have no other operational functions, and none of the cost of establishing, operating or modifying the SPE will be recovered from Berkshire’s customers.

18.	Separate Corporate Existence – At all times, the SPE will maintain its separate existence as a separate corporate subsidiary of Networks, UIL will maintain its separate existence as a separate corporate subsidiary of the SPE, and Berkshire will maintain its separate existence as a separate corporate subsidiary of UIL with its separate utility franchises, obligations and privileges. At all times, each of UIL and Berkshire will hold themselves out as an entity separate from its affiliates, will conduct business in its own name through its duly authorized directors and officers, comply with all organizational formalities to maintain its separate existence and shall use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity.

19.	Separate Books and Records; Department Access to Books and Records – UIL, Berkshire and the SPE will each maintain separate books, records, bank accounts and financial statements reflecting its separate assets and liabilities. Upon request, the Joint Petitioners agree to provide the Department and its Staff and the Attorney General access in the Commonwealth of Massachusetts to UIL’s and Berkshire’s original books and records as maintained in the ordinary course of business within twenty working days after such request.

20.	No Cross-Default – Berkshire will not include a condition in its debt agreements that would cause a default as a result of the default of an affiliate’s debt, other than the existing limited provisions (or similar successor provisions) as required by bondholders related to ERISA compliance.

21.	Arm’s-Length Relationships – UIL, Berkshire and the SPE will maintain arm’s-length relationships with each of their affiliates and observe all necessary, appropriate, and customary company formalities in their dealings with their affiliates.

22.	No Commingling of Funds – The SPE will not commingle its funds or other assets with the funds or other assets of any other entity and shall not maintain any funds or other assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual funds or other assets from those of its owners or any other person.

23.	Separate Debt – Berkshire will maintain separate debt, so that Berkshire will not be responsible for the debts of affiliated companies.

24.	No Assumption of Debt – With respect to any acquisition by any affiliated companies, neither UIL nor Berkshire will incur or assume any debt, including the provision of guarantees, pledges or collateral support. Neither UIL nor Berkshire will incur or assume any debt, including the provision of guarantees or collateral support, related to the Proposed Transaction or any future IUSA or Iberdrola acquisition. The SPE will not incur or assume any debt, including the provision of guarantees, pledges or collateral support, unless otherwise approved by the Department.

25.	Money Pools – Berkshire may only participate in money pools where the other participants in such money pools are other regulated utility affiliates of Berkshire in the United States unless otherwise authorized by the Department. Notwithstanding the foregoing, UIL may participate in such money pool as a lender but not as a borrower.

26.	Registration with Credit Rating Agencies – Each of IUSA and Berkshire shall register with at least two out of the three major nationally and internationally recognized bond rating agencies, such as Standard & Poor’s, Moody’s Investor Service, and Fitch Ratings, and intend to maintain at least an investment grade credit rating.

27.	Rating Agency Presentations – Copies of all presentations made to credit rating agencies by IUSA or any of its affiliates that relate to UIL or Berkshire shall be provided, within ten business days of the presentation, to the Department’s Staff and the Attorney General on a continuing basis, subject to appropriate confidentiality protections including a protective order.

28.

Internal Corporate Reorganization – IUSA shall not engage in an internal corporate reorganization relating to UIL, Berkshire or the SPE for which the Department’s approval is not required without 90 days prior written notification to the Department. Such notification shall include: (a) an opinion of reputable bankruptcy counsel that the reorganization does not impact the effectiveness of UIL’s existing ring-fencing; or (b) a letter from reputable bankruptcy counsel describing what changes to the ring-fencing would be required to ensure UIL is at least as effectively ring-fenced following the reorganization and a letter from IUSA committing to obtain a new non-consolidation opinion before the reorganization and to take any further steps necessary to obtain such an opinion. None of IUSA or its affiliates will object if the Department elects to open an investigation into the matter if the Department deems it appropriate. Notwithstanding the above language in this Paragraph, the Joint Petitioners shall not alter the ring-fencing plan described in the ring-fencing requirements referenced in Sections 17 through 35 hereof without first obtaining approval in a written order from the Department.

29.	GAAP – IUSA, the SPE and UIL will comply with U.S. generally accepted accounting principles (“GAAP”) in all material respects (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments) in all financial statements and reports required of it and issue such financial statements and reports separately from any financial statements or reports prepared for its affiliates; provided, however, that such financial statements or reports may be consolidated with those of its affiliates if the separate existence of UIL and its assets and liabilities are clearly noted therein.

30.	Independent Board Members – Networks will have a board of directors consisting of seven or more people. At least three of the members of the Networks board must be independent (as defined by New York Stock Exchange rules). UIL, as sole stockholder, will elect the trustees of Berkshire Energy Resources (“BER”). BER, as sole shareholder will elect the Board of Directors of Berkshire, and the Berkshire Board of Directors will choose the officers of Berkshire.

31.	Golden Share –

a.	The SPE will issue a non-economic interest (a “Golden Share”) in the SPE to an administration company in the business of protecting special purpose entities and separate from the administration company retained to provide the person to serve as the independent director for the SPE. The holder of the SPE’s Golden Share will have the right to vote on matters specified in the SPE governing documents, as described in this Paragraph.

b.	A voluntary petition for bankruptcy by the SPE will require the affirmative consent of the holder of the Golden Share as well as the affirmative vote of the SPE’s board of directors, including the vote of the independent director on the SPE’s board of directors. A voluntary petition for bankruptcy by UIL will require the affirmative consent of the holder of the Golden Share, the unanimous vote of the SPE’s board of directors (including the independent director), and the unanimous vote of UIL’s board of directors. A voluntary petition for bankruptcy for Berkshire will require the unanimous vote of the UIL board of directors and the unanimous vote of the Berkshire board of directors.

c.	Any amendment to the organizational documents of the SPE that would remove or alter the voting or other ring-fencing requirements set forth in this document in Sections 17 through 35 will require the affirmative vote of the SPE’s board of directors and the affirmative consent of the holder of the Golden Share.

32.	Non-consolidation Opinion – IUSA will obtain a legal opinion in customary form and substance, to the effect that, as a result of the ring-fencing measures it has implemented for UIL and its subsidiaries, a bankruptcy court would not consolidate the assets and liabilities of the SPE with those of IUSA, in the event of an IUSA bankruptcy, or the assets and liabilities of UIL or its subsidiaries with those of either the SPE or IUSA, in the event of a bankruptcy of the SPE or IUSA. In the event that such opinion cannot be obtained, IUSA will promptly implement such measures as are required to obtain such an opinion.

33.	SPE and Non-consolidation Opinion Costs – None of the cost of establishing, operating, or modifying the SPE will be borne by UIL or Berkshire or the customers of Berkshire. The cost of obtaining the opinion of legal counsel referred to in Paragraph 32 (or any future opinion) will not be borne by UIL, Berkshire or the customers of Berkshire.

34.

Minimum Common Equity Ratio – Berkshire shall be permitted to pay dividends in any year up to an amount equal to the sum of: (i) income available for common dividends generated in that year; (ii) the cumulative amount of retained earnings accrued in prior years starting with the closing date of the Proposed Transaction; and (iii) that portion of paid-in capital that was recorded on their respective books as unappropriated retained earnings, unappropriated undistributed earnings, and accumulated other comprehensive income immediately prior to the closing date of the Proposed Transaction, to the extent that those earnings have not already been paid out as dividends in years following the closing date of the Proposed Transaction; however, no dividends may be paid by Berkshire if payment would result in Berkshire being unable to maintain a minimum common equity percentage in its capital structure that is no lower than 300 basis points (3%) below the equity percentage used to set rates in Berkshire’s most recent distribution rate proceeding (measured using a trailing 13-month average calculated as of the most recent quarter end), exclusive of goodwill. In addition to the aforesaid 300 basis point limitation, for the first six months after the closing date of the Proposed Transaction, Berkshire is precluded from paying dividends in excess of $10 million that is funded from paid-in capital. Isolated events, such as mandated changes in accounting, that temporarily affect equity will be reported to the Department and excluded from the common equity ratio calculation. This minimum equity ratio requirement will not have any impact on the Department’s right to establish equity ratios used for ratemaking purposes in future rate cases, and all parties as well as the Department’s Staff shall retain all rights to take positions, submit evidence and make arguments in those future distribution rate cases about the appropriate equity levels for ratemaking purposes.

35.	Limitations on Dividends –

a.	Berkshire shall not make any distribution to its parent if its corporate issuer or senior unsecured credit rating, or its equivalent, is rated by any of the three major credit rating agencies below investment grade.

b.

Berkshire shall not issue any dividend to its parent if its corporate issuer or senior unsecured credit rating, or its equivalent, falls to the lowest investment grade rating and there is a negative watch or review downgrade notice for the company as determined by two of the three major credit rating agencies or, alternatively, if such credit rating falls below investment grade without such notice (“Ratings Event”). Berkshire retains the right to petition the Department for the ability to issue a dividend if such a Ratings Event occurs. This restriction will end when the Ratings Event ends, such that the relevant credit rating is restored, the negative watch or review notice is removed with no negative action taken, or the Department or its designee specifically approves the payment of dividends or transfer of items of value.

c.	Berkshire shall file with the Department an officer’s certificate twice a year certifying that for that six-month period, each payment of a dividend, the calculations that it used to determine the equity level at the time the board of directors considered payment of the dividend and the calculations to demonstrate that the common equity ratio immediately after the dividend payment did not fall below the Minimum Common Equity Ratio defined in Paragraph 34 above, as equity levels are calculated under the ratemaking precedents of the Department. The calculations used by Berkshire will also be filed with the officer’s certificate.

36.	Ratings Event – If a Ratings Event described in Paragraph 35 occurs with respect to Berkshire:

a.	Berkshire may not transfer, lease, or lend any moneys, assets, rights, or other items of value to any affiliate without first obtaining the Department’s approval. These provisions exclude payments for goods, services, and assets related to reasonable commitments made 180 days or more before the Ratings Event, routine transactions required in the regular course of business pursuant to contracts or other arrangements in existence 180 days or more before the Ratings Event, corporate taxes, and payments, if not accelerated, of principal or interest on loans.

b.	Berkshire must file a plan with the Department within 60 days explaining the actions that are planned to address and rectify the situation.

37.	UIL Senior Management – UIL senior management will continue to establish priorities and respond to local conditions as it does today. UIL will continue to have the authority and responsibility to provide input into the development of Berkshire’s capital and operating and maintenance expense budgets and implement the approved budgets. While Berkshire’s budgets will be reviewed by Networks, they must also be approved by the UIL board of directors.

38.	Access to Senior Management – As a member of the IUSA management team, UIL will meet with the IUSA CEO at least monthly and have direct and frequent access to him and other members of IUSA’s senior management team.

39.	Massachusetts Operations – Berkshire will continue to operate within the Commonwealth of Massachusetts as a public utility subject to the continuing jurisdiction of the Department pursuant to the Commonwealth of Massachusetts’ applicable statutes regulating public utilities, and without any reduction in the Department’s existing oversight or authority over Berkshire.

40.	Corporate Governance Principles and Delegation of Authority – The authority and responsibility delegated to local management will be clearly delineated in formal, written documents including a statement of Corporate Governance Principles and a Delegation of Authority (“DOA”). The DOA will demarcate, among other things, levels of expenditures and defined categories of decisions that can be authorized solely by the management of UIL and Berkshire with Berkshire’s Board of Directors’ approval. UIL’s existing Grants of Authority document satisfies this DOA commitment. The references to the “Board” in UIL’s Grants of Authority mean UIL’s Board of Directors. After closing, UIL’s Board of Directors will ratify the existing Grants of Authority.

41.	Board and Shareholder Meetings – IUSA’s Board of Directors will include the Commonwealth of Massachusetts among the regular locations of IUSA’s board and shareholder meetings.

42.	Management Meetings – IUSA and Networks will include the Commonwealth of Massachusetts among the locations of their regular periodic management meetings.

43.	Delegations of Authority – Delegations of authority will be established setting forth the authorizations of officers of UIL and Berkshire to act on behalf of UIL and Berkshire without further authorization from Networks or IUSA. The proposed delegations of authority for UIL and Berkshire will be set forth in that document. The delegations of authority for Berkshire adopted by UIL will not be amended to reduce authorization levels of Berkshire’s officers without prior notice to the Department.

44.	SPE’s Title to Real and Personal Property – The SPE shall ensure that title to all real and personal property acquired by it is acquired, held and conveyed in its name.

45.	Timing, Implementation and Review – The Joint Petitioners agree to implement the commitments set out above within 180 days of the consummation of the Proposed Transaction and will not modify or terminate any such commitments without first obtaining the Department’s approval. Ten years after the closing of the Proposed Transaction, the Joint Petitioners shall have the right to review the provisions contained in this document, and to make a filing with the Department requesting authority to modify or terminate those provisions. Notwithstanding such right, the Joint Petitioners agree not to proceed with any such modification or termination without first seeking the Attorney General’s and DOER’s concurrence prior to any filing with the Department to obtain the Department’s approval in a written order. The Joint Petitioners recognize that the Department at any time may initiate its own review or investigation regarding ring-fencing measures (or upon petition by any party) and order modifications that it deems to be appropriate, in the public interest and in the best interest of Berkshire’s customers.

46.	Annual Compliance Report – UIL will file with the Department an annual compliance report with respect to the ring-fencing and other requirements certified by an executive thereof under penalty of perjury.

47.	Officer’s Certificate – At the time the SPE is formed and every year thereafter, UIL shall provide the Department with a certificate from an officer of IUSA certifying that: (a) IUSA shall maintain the requisite legal separateness in the corporate reorganization structure; (b) the organization structure serves important business purposes for IUSA; and (c) UIL and its regulated subsidiaries will be kept separate to avoid substantive consolidation of UIL or its regulated subsidiaries with Networks or IUSA.

48.	Tracking Mechanisms – UIL and Berkshire will create internal tracking mechanisms to ensure compliance with these ring-fencing requirements and file with the Department an annual compliance report with respect to such ring-fencing requirements.

ARTICLE III: DEPARTMENT APPROVAL AND OTHER CONDITIONS

49.	If the Department does not approve this Settlement Agreement in its entirety, this filing shall be deemed to be withdrawn and shall not constitute a part of the record in any proceeding or used for any other purpose. If the Department does not so approve this Settlement Agreement, the Settling Parties reserve their respective rights to pursue approval of the Petition and/or their respective positions thereon as if this Settlement Agreement never existed.

50.	The provisions of this Settlement Agreement are not severable. This Settlement Agreement is conditioned on its approval in full by the Department on or prior to December 18, 2015 (“Requested Approval Date”), and any supporting information or evidence provided to the Department during any proceeding to investigate this settlement shall not be interpreted to vary the express terms of this Settlement Agreement. The Settling Parties agree that the Requested Approval Date of this Settlement Agreement may be extended upon the mutual consent of the Settling Parties and notification of such extension to the Department.

51.	If the Department does not approve this Settlement Agreement in its entirety by the Requested Approval Date, or if, for any reason, the Proposed Transaction is not consummated, this Settlement Agreement shall be null and void, and this Settlement Agreement and filed supporting documents shall be determined to be withdrawn and shall not constitute a part of the record in any proceeding or used for any other purpose.

52.	This Settlement Agreement shall not be deemed in any respect to constitute an admission by any party that any allegation or contention in this proceeding is true or false. Except as specified in this Settlement Agreement to accomplish the customer benefits intended by this Settlement Agreement, the entry of an order by the Department approving the Settlement Agreement shall not in any respect constitute a determination by the Department as to the merits of any other issue raised in this proceeding.

53.	The making of this Settlement Agreement establishes no principles and shall not be deemed to foreclose any party from making any contention in any proceeding or investigation, except as to those issues and proceedings that are stated in this Settlement Agreement as being specifically resolved and terminated by approval of this Settlement Agreement.

54.	This Settlement Agreement is the product of settlement negotiations. The Settling Parties agree that the content of those negotiations (including any workpapers or documents produced in connection with the negotiations) are confidential to the extent permissible under the Massachusetts Public Records Law, G.L. c. 66, § 10 and G.L. c. 4, § 7, cl. twenty-sixth, that all offers of settlement are without prejudice to the position of any party or participant presenting such offer or participating in such discussion, and, except to enforce rights related to this Settlement Agreement or defend against claims made under this Settlement Agreement, that they will not use the content of those negotiations in any manner in these or other proceedings involving one or more of the parties to this Settlement Agreement, or otherwise.

55.	Notwithstanding any provision in this Settlement Agreement to the contrary, no part of this Settlement Agreement shall be interpreted to interfere with the Attorney General’s rights to petition the Department under G.L. c. 164, § 93, or otherwise under law or regulation, for a review of the operating companies, the post-merger organization, or their successors for any reason.

56.	Joint Petitioners will provide to the Attorney General, DOER and to the Department a copy of any final order issued by the Connecticut Public Utilities Regulatory Authority (“PURA”) with respect to its investigation of the Proposed Transaction.

57.	Any number of counterparts of this Settlement Agreement may be executed, and each shall have the same force and effect as an original instrument, as if all the parties to all the counterparts had signed the same instrument.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

The signatories listed below represent that they are authorized on behalf of their principals to enter into this Settlement Agreement.

MAURA HEALY ATTORNEY GENERAL		MASSACHUSETTS DEPARTMENT OF ENERGY RESOURCES

By:	/s/ Donald W. Boecke	By:	/s/ Michael J. Altieri

	Donald W. Boecke		Michael J. Altieri
	Assistant Attorney General		Legal Counsel
	Massachusetts Attorney General		Department of Energy Resources
	Office of Ratepayer Advocacy		100 Cambridge Street, Suite 1020
	One Ashburton Place		Boston, MA 02114
	Boston, MA 02108		(617) 626-7300
(617) 727-2200

UIL HOLDINGS CORPORATION THE BERKSHIRE GAS COMPANY		IBERDROLA, S.A., IBERDROLA USA, INC. AND GREEN MERGER SUB., INC.

By:	/s/ Linda L. Randell	By:	/s/ David L. Schwartz

	Linda L. Randell, Senior Vice President and General Counsel		David L. Schwartz, Esq.
Latham & Watkins LLP
	UIL Holdings Corporation		555 Eleventh Street, NW
	157 Church Street, P.O. Box 1564		Suite 1000
	New Haven, CT 06506-0901		Washington, DC 20004-1304
	(203) 499-2000		(202) 637-2200

Dated: October 19, 2015

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